NEWS RELEASE

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Media contact:	Investor contact:
David Neurohr	Max Kuniansky
Manager, External Communications	Executive Director, Investor Relations
Phone: (724) 838-6020	and Corporate Communications
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-mail: dneuroh@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Finalizes Contract for Scrubber

Project at Fort Martin Power Station

GREENSBURG, Pa., May 3, 2007—Allegheny Energy, Inc. (NYSE: AYE) today announced that it has signed an agreement for engineering and construction work related to the installation of flue gas desulfurization equipment (scrubbers) at the coal-fired Fort Martin Power Station. The scrubbers will reduce sulfur dioxide emissions by approximately 95 percent and significantly reduce mercury emissions at the facility, located six miles north of Morgantown, W.Va.

Under the agreement, The Babcock & Wilcox Company will provide the absorber vessel equipment and ancillary equipment for the scrubbers. The Fort Martin project is a continuation of Allegheny’s overall environmental improvement program, which includes commitments to invest approximately $1.4 billion to reduce emissions over the next few years.

“Installing scrubbers at Fort Martin will result in cleaner air, additional jobs and the ability to use more locally sourced coal,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy.

Allegheny expects the project to create approximately 350 jobs during the construction phase, as well as additional full-time jobs for operation and maintenance of the equipment once construction is complete.

Other significant environmental initiatives underway include:

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The company is installing scrubbers at its Hatfield’s Ferry power station, located about 40 miles south of Pittsburgh. The project will remove approximately 95 percent of the sulfur dioxide emissions and significantly reduce mercury emissions from the facility.

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Construction is underway for chimney and ductwork enhancements to fully “scrub” emissions at the company’s Pleasants Power Station at Willow Island, W.Va., which is 15 miles north of Parkersburg, W.Va. The improvements will significantly reduce sulfur dioxide emissions and mitigate fly ash dispersal issues.

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Allegheny has introduced Powder River Basin coal to the company’s fuel mixture. The low-sulfur coal complements the majority of the company’s coal, which originates from mines primarily in Pennsylvania, West Virginia and Ohio. The fuel blend reduces total emissions from the combustion process.

Upon completion of the Fort Martin, Hatfield’s Ferry and Pleasants projects, all of the company’s largest, supercritical coal-fired generation facilities will employ enhanced scrubber technology to manage emissions. These projects are part of Allegheny’s comprehensive plan to reduce total sulfur dioxide emissions by more than 70 percent and to significantly reduce mercury emissions.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned electric utility with total annual revenues of over $3 billion and more than 4,000 employees. The company owns and operates generating facilities and delivers low-cost, reliable electric service to over 1.5 million customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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